UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2012

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-34945 (Commission file number)	98-0430762 (I.R.S. Employer Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Dr. Peter Hill, the Executive Chairman of Triangle Petroleum Corporation (the “Company”), and Jonathan Samuels, the President and Chief Executive Officer of the Company, have adopted individual 10b5-1 stock trading plans. Dr. Hill’s and Mr. Samuels’ plans provide for the future sale of shares of the Company’s common stock owned by Dr. Hill and Mr. Samuels, respectively. Under both plans, a brokerage firm will be authorized to sell a certain number of shares periodically provided that the stock price remains above specified levels. The maximum number of shares that can be sold over the duration of the plans is 200,000 shares for each of Dr. Hill and Mr. Samuels. Both of the plans expire on October 31, 2013.

Each of Dr. Hill and Mr. Samuels has indicated to the Company that they entered into their plan to diversify their investment portfolio and for estate and tax planning purposes, which includes obtaining funds for the payment of certain tax obligations triggered by the vesting of restricted stock units.

The foregoing trading plans are intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time a stock trading plan is adopted to establish prearranged written plans to buy or sell a specified number of shares of a company’s stock.

Transactions under the foregoing trading plans will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission, to the extent required by law. The Company is not selling any shares and will not receive any proceeds from the sale of shares by Dr. Hill and Mr. Samuels. This Form 8-K is being filed for informational purposes only.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2012	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels President and Chief Executive Officer